Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of November 20, 2018, between PriceSmart, Inc., a Delaware corporation (the “Company”), and Sherry Bahrambeygui (the “Executive”).

WHEREAS, the Company desires to retain and employ the Executive and the Executive desires to be retained and employed by the Company on the terms contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Position and Duties.

(a)    The Executive shall serve as the Company’s Interim Chief Executive Officer (the “Interim CEO”), reporting to the Company’s Board of Directors (the “Board”).

(b)    The Executive shall perform those services customary to this office and such other lawful duties that the Board may reasonably assign.  The Executive shall devote all of her business time and best efforts to the performance of her duties under this Agreement and shall be subject to, and shall comply with the Company’s policies, practices and procedures and all codes of ethics or business conduct applicable to her position, as in effect from time to time.  Notwithstanding the foregoing, the Executive shall be entitled to (i) serve as a member of the board of directors of a reasonable number of other companies, subject to the advance approval of the Board, which approval shall not be unreasonably withheld, (ii) serve on civic, charitable, educational, religious, public interest or public service boards, subject to the advance approval of the Board, which approval shall not be unreasonably withheld, and (iii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Board in good faith, with the performance of the Executive’s duties and responsibilities hereunder.

2.    Term.  This Agreement and the Executive’s employment pursuant to this Agreement shall begin on November 16, 2018 (the “Effective Date”) and continue until terminated pursuant to this Section 2 (the “Term”).  This Agreement may be terminated by either party on sixty (60) days prior written notice; provided, however, that the Company may terminate this Agreement immediately for Cause, death, or Disability.

3.    Compensation and Related Matters.

(a)    Base Salary.  During the Term, the Executive’s annual base salary shall be $875,000 (the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time and may be increased, but not decreased, at the discretion of the Company.

(b)    Equity. Subject to the approval of the Compensation Committee of the Board, the Company shall award Executive a number of shares of restricted stock and performance stock units of the Company with an aggregate value of $2,175,000 based on the average closing price per share for the thirty (30) day trading period prior to the Effective Date (the “Restricted Shares”).  The Restricted Shares shall be granted pursuant to the Company’s 2013 Equity Incentive Award Plan (the “Plan”) as soon as practicable following the Effective Date. The Restricted Shares shall be governed by and shall be subject to the terms and conditions set forth in the Plan and an award agreement to be provided by the Company.

(i)    67% of the Restricted Shares (the “Time-Based Shares”) shall vest as follows:

a.    if Executive’s employment with the Company is terminated by the Company without Cause on or prior to the six (6) month anniversary of the Effective Date, then the Executive shall be vested in fifty percent (50%) of Time-Based Shares.

b.    if Executive’s employment with the Company is terminated by the Company without Cause following the six (6) month anniversary of the Effective Date, but prior to the twelve (12) month anniversary of the Effective Date, then the Executive shall be vested in a pro-rata portion of the Time-Based Shares based on the number of days employed from the Effective Date to the twelve (12) month anniversary of the date of grant.

c.    if Executive’s employment with the Company continues through the twelve (12) month anniversary of the Effective Date, or if the Executive is terminated due to her death or Disability and such death or Disability results from events or circumstances occurring while Executive is traveling for business inside or outside the United States, then the Executive shall be vested in all of the Time-Based Shares.

(ii)    33% of the Restricted Shares (the “Performance-Based Shares”) shall vest as follows:

a.    if Executive’s employment with the Company is terminated by the Company without Cause on or prior to the six (6) month anniversary of the Effective Date, then the Executive shall be vested in fifty percent (50%) of the Performance-Based Shares as of October 26, 2019, based on actual performance and subject to confirmation by the Compensation Committee of achievement of the Performance Metrics;

b.    if Executive’s employment with the Company is terminated by the Company without Cause following the six (6) month anniversary of the Effective Date, but prior to the twelve (12) month anniversary of the Effective Date, then the Executive shall be vested in a pro-rata portion of the Performance-Based Shares based on the number of days employed from the Effective Date to October 26, 2019, based on actual performance and subject to confirmation by the Compensation Committee of achievement of the Performance Metrics; and

c.    if Executive’s employment with the Company continues through the twelve October 26, 2019, or if the Executive is terminated due to her death or Disability and such death or Disability results from events or circumstances occurring while Executive is traveling for business inside or outside the United States, then the Executive shall be vested in all of the Performance-Based Shares, based on actual performance and subject to confirmation by the Compensation Committee of achievement of the Performance Metrics.

Vesting of the Performance-Based Shares shall be subject to the Company’s achievement of one of the performance metrics applicable to awards of performance stock units made to executive officers of the Company in October 2018.  If no Performance Metric is achieved during the Performance Period, all of the Performance-Based Shares shall be forfeited.

(c)    Business Expenses.  During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by her in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d)    COBRA Reimbursement.  If Executive’s participation in the healthcare plan (the “Current Plan”) in which the Executive participates as of immediately prior to the Effective Date is terminated, and Executive is unable to obtain healthcare coverage under the Company’s healthcare plan, the Company will reimburse the Executive for the premiums required to be paid for her continued participation in the Current Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), until such time that she is eligible to participate in the Company’s healthcare plan.

(e)    Other Benefits.  During the Term and subject to any contribution therefor required of employees of the Company, the Executive shall be eligible to participate in all equity, pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company, except to the extent any employee benefit plan provides for benefits otherwise provided to the Executive hereunder.  Such participation shall be subject to (i) requirements of applicable law, (ii) the terms of the applicable plan documents, (iii) generally applicable Company policies, and (iv) the discretion of the Board or any administrative or other committee provided for under or contemplated by such plan.  The Executive shall have no recourse against the Company under this Agreement in the event that the Company should alter, modify, add to or eliminate any or all of its employee benefit plans.

(f)    Vacation; Holidays.  During the Term, the Executive shall be entitled to take vacation and other holiday time in accordance with the policies applicable to senior executives of the Company generally.

(g)    Revaluation. In the event that the Executive remains the Interim CEO through the eleven (11) month anniversary of the Effective Date, the Board shall review the Executive’s compensation hereunder at which time the Board, in its sole discretion, may elect to adjust the Executive’s compensation for any service following the twelve (12) month anniversary of the Effective Date.

4.    Success Bonus and Other Benefits following Termination of Employment.

(a)    Separation Benefits. Subject to Sections 4(b) and 4(c), if Executive’s employment with the Company is terminated by the Company without Cause or by the Company due to her death or Disability prior to the twelve (12) month anniversary of the Effective Date, then the Company shall pay or provide the following (the “Separation Benefits”):

(i)    A success bonus (a “Success Bonus”), with at-target performance set at $437,500.  The final amount of such Success Bonus shall be subject to the discretion of the Company’s Compensation Committee, taking into account a number of factors, including the length of Executive’s tenure in such role and Executive’s success in achieving objectives relating to strategic plan and process, operating process, organizational process, compensation practices and management development; and

(ii)    Subject to the timely election of continuation coverage under COBRA, the Company shall continue to contribute to the premium cost of the Executive’s participation and that of her eligible dependents in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of six (6) months, provided (x) the Executive pay the remainder of the premium cost of such participation by payroll deduction (if any); (y) the Executive is eligible and remains eligible for COBRA coverage; and (z) the Executive reports to the Company on a monthly basis any health care premium payments received from another employer during such twelve-month period, as such amounts shall be deducted from any Company-paid COBRA premium contribution.  If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent, necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.  If the Executive’s participation or that of her eligible dependents would give rise to penalties or taxes against the Company under the Act, as determined by the Company in its sole discretion, the Company shall instead make cash payments to the Executive over the same period in monthly installments in an amount equal to the Company’s portion of the monthly cost of providing such benefits under its group health plan for such period.

(b)    Release; Payment.  Payment of the Severance Benefits shall be conditioned on (i) the Executive’s continued compliance with the obligations of the Executive under Sections 5 and 6; and (ii) the Executive (or Executive’s estate) executing and delivering to the Company a full release of all claims that the Executive and Executive’s heirs and assigns may have against the Company, its affiliates and subsidiaries and each of their respective directors, officers, employees and agents, in a form reasonably acceptable to the Company, which shall include an affirmation by Executive that Executive shall fully comply with Sections 5 and 6 of this Agreement (the “Release”).  The Release must become enforceable and irrevocable on or before the sixtieth (60th) day following the Termination Date.  If the Executive fails to execute without revocation the Release, the Executive shall not be entitled to the Severance Benefits.  The installments of Severance provided under Section 4(a) shall commence in the calendar month following the month in which the Release becomes enforceable and irrevocable.  If, however, the sixty (60) day period in which the Release must become enforceable and irrevocable begins in one year and ends in the following year, the Company shall commence payment of the Severance installments in the second year in the later of January and the first calendar month following the month in which the Release becomes effective and irrevocable.  The first installment shall include, however, all amounts that would otherwise have been paid to the Executive between the Termination Date and the Executive’s receipt of the first installment, assuming the first installment would otherwise have been paid in the month following the month in which the Termination Date occurs.

(c)    409A. To the extent that any of the payments or benefits provided for in this Section 4 are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply:

(i)    Any termination of the Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-l(h) before distribution of such benefits can commence.  To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive’s employment terminates), any benefits payable under Section 4 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 4(d)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)    Because the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date her separation from service becomes effective, any benefits payable under Section 4 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date her separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code.  On the earlier of (A) the business day following the six-month anniversary of the date her separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 4 of this Agreement.

(iii)    It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.  In particular, the installment Severance payments set forth in Section 4(a) of this Agreement shall be divided into two portions.  That number of installments commencing on the first payment date set forth in Section 4 of this Agreement that are in the aggregate less than two times the applicable compensation limit under Section 401(a)(17) of the Code for the year in which the Termination Date occurs (provided the termination of the Executive’s employment is also a separation from service) shall be payable in accordance with Treas. Reg. § 1.409A-l(b)(9)(iii) as an involuntary separation plan.  The remainder of the installments shall be paid in accordance with Sections 4(d)(i) and (ii) above.

(d)    Definitions.

(i)    For purposes of this Agreement, “Cause” means the Executive’s: (i) repeated and habitual failure to perform her duties or obligations hereunder; (ii) engaging in any act that has a direct, substantial and adverse effect on the Company’s interests; (iii) personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit; (iv) intentional failure to perform her stated duties; (v) willful violation or reckless disregard of any law, rule or regulation which materially adversely affects her ability to discharge her duties or has a direct, substantial and adverse effect on the Company’s interests; (vi) any material breach of contract by Executive; or (vii) conduct authorizing termination under Cal. Labor Code § 2924.

(ii)    For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of her position, with or without a reasonable accommodation, for a period of 90 consecutive calendar days or 180 non-consecutive calendar days within any rolling 12 month period.

5.    Confidentiality and Restrictive Covenants.

(a)    The Executive acknowledges that:

(i)    the Company (which, for purposes of this Section 5 shall include the Company and each of its subsidiaries and affiliates) operates membership warehouse clubs in Central America, Colombia and the Caribbean (the “Business”);

(ii)    the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company’s Business;

(iii)    the Company’s Business is international in scope;

(iv)    the Business in which the Company is engaged is intensely competitive and that Executive’s employment by the Company will require that she have access to and knowledge of nonpublic confidential information of the Company and the Company’s Business, including, but not limited to, certain/all of the Company’s products, plans for creation, acquisition or disposition of products or publications, strategic and expansion plans, formulas, research results, marketing plans, financial status and plans, budgets, forecasts, profit or loss figures, distributors and distribution strategies, pricing strategies, improvements, sales figures, contracts, agreements, then existing or then prospective suppliers and sources of supply and customer lists, undertakings with or with respect to the Company’s customers or prospective customers, and patient information, product development plans, rules and regulations, personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company’s business (collectively, “Confidential Information”);

(v)    the direct or indirect disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company’s business;

(vi)    by her training, experience and expertise, the Executive’s services to the Company are special and unique;

(vii)    the covenants and agreements of the Executive contained in this Section 5 are essential to the business and goodwill of the Company; and

(viii)    if the Executive leaves the Company’s employ to work for a competitive business, in any capacity, it would cause the Company irreparable harm.

(b)    Covenant Against Disclosure.  All Confidential Information relating to the Business is, shall be and shall remain the sole property and confidential business information of the Company, free of any rights of the Executive.  The Executive shall not make any use of the Confidential Information except in the performance of her duties hereunder and shall not disclose any Confidential Information to third parties, without the prior written consent of the Company.

(c)    Return of Company Documents.  On the Termination Date or on any prior date upon the Company’s written demand, the Executive will return all memoranda, notes, lists, records, property and other tangible product and documents concerning the Business, including all Confidential Information, in her possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) and that she will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(d)    Further Covenant.  During the Term and through the second (2nd) anniversary of the Termination Date, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use her best efforts to ensure that such business does not take any of the following actions:

(i)    Persuade or attempt to persuade any customer of the Company to cease doing business with the Company, or to reduce the amount of business any customer does with the Company;

(ii)    Take any action that interferes with the Company’s contracts or prospective contracts with its customers;  or

(iii)    Persuade or attempt to persuade any employee or independent contractor of the Company to leave the service of the Company.

(e)    Enforcement.  The Executive acknowledges and agrees that any breach by her of any of the provisions of this Section 5 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches or threatens to commit a breach of any of the provisions of Section 5, the Company shall have the ability to seek the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages): (i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and (ii) the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by her as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected subsidiaries and/or affiliates.  The Executive agrees that in any action seeking specific performance or other equitable relief, she will not assert or contend that any of the provisions of this Section 5 are unreasonable or otherwise unenforceable. Other than a material breach of this Agreement, the existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

(f)    Defend Trade Secrets Act of 2016. Under the Defend Trade Secrets Act of 2016, the Company hereby provides notice and Executive hereby acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) is solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.    Intellectual Property.

(a)    Works for Hire.  All creations, inventions, ideas, designs, software, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Company which were, are, or will be conceived by the Executive or developed by the Executive in the course of her employment or other services with the Company, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of the Executive’s employment, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act.  The Executive agrees to assign and hereby does assign to the Company all Creations conceived or developed from the start of this employment with the Company through to the Termination Date, and after the Termination Date if the Creation incorporates or is based on any Confidential Information.

(b)    Assignment.  To the extent, if any, that the Executive retains any right, title or interest with respect to any Creations delivered to the Company or related to her employment with the Company, the Executive hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify the Executive, or not to identify her, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified.  The Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that she may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

Notwithstanding the foregoing, pursuant to California Labor Code Section 2870, the foregoing shall not apply to an invention that Executive developed entirely on her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

•	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or
•	esult from any work performed by the Executive for the Company.

(c)    Disclosure.  The Executive will promptly inform the Company of any Creations she conceives or develops during the Term.  The Executive shall (whether during her employment or after the termination of her employment) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and the Executive hereby irrevocably appoints the Company and any of its officers as her attorney in fact to undertake such acts in her name).  The Executive’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of her employment for any reason, the Company shall reimburse the Executive for any out-of-pocket expenses (but not attorneys’ fees) she incurs in connection with her compliance with this Section 6(c).

7.    Arbitration.

(a)    All disputes between Executive (and Executive’s attorneys, successors, and assigns) and the Company (and its affiliates, subsidiaries, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner to Executive’s employment or the termination of Executive’s employment, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by final and binding arbitration to the fullest extent permitted by law.  Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims.  By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, the Family Medical Leave Act as well as all claims under any applicable state or federal statute including but not limited to the California Labor Code, and any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, harassment, discrimination, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, defamation, invasion of privacy, all claims related to disability and all wage or benefit claims, including but not limited to claims for salary, bonuses, profit participation, commissions, stock, stock options, vacation pay, fringe benefits or any form of compensation.  Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims, except that the Parties may seek interim injunctive relief and other provisional remedies in court as set forth in this Agreement.  The Parties hereby waive any rights they may have to trial by jury or any other form of administrative hearing or procedure in regard to the Arbitrable Claims.

(b)    Claims shall be arbitrated in accordance with the then-existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Employment Rules”), as augmented by this Agreement.  Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other Party initiating arbitration shall also include a statement of the claims asserted and all the facts upon which the claims are based.  Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.  All arbitration hearings under this Agreement shall be conducted at the AAA office located nearest to San Diego, California.  The Federal Arbitration Act shall govern the interpretation and enforcement of this Section.

(c)    All disputes involving Arbitrable Claims shall be decided by a single arbitrator.  The arbitrator shall be selected by mutual agreement of the Parties within 30 days of the effective date of the notice initiating the arbitration.  If the Parties cannot agree on an arbitrator, then the complaining Party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules.  The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claims asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved Party.  No other aspect of any ruling by the arbitrator shall be appealable, and all other aspects of the arbitrator’s ruling shall be final and non-appealable.  The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law.  The arbitrator shall be required to issue a written arbitration decision including the arbitrator’s essential findings, conclusions and a statement of award.  The Company shall pay all arbitration fees in excess of what the Executive would have to pay if the dispute were decided in a court of law.  The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

(d)    Notwithstanding the foregoing, in order to provide for interim relief pending the finalization of arbitration proceedings hereunder, nothing in this Section 7 shall prohibit the Parties from pursuing, a claim for interim injunctive relief, for other applicable provisional remedies, and/or for related attorneys’ fees in a court of competent jurisdiction in order to prevent irreparable harm pending the conclusion of the arbitration.

(e)    If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other part of this arbitration provision or any other jurisdiction, but this provision shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this arbitration provision had never been contained herein, consistent with the general intent of the Parties, as evidenced herein, insofar as possible.

8.    Indemnification.  This Agreement incorporates, but does not supersede, Executive’s Indemnity Agreement with the Company, which survives the execution of this Agreement in all respects.

9.    Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10.    Successors.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after her termination of employment but prior to the completion by the Company of all payments due her under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to her death (or to her estate, if the Executive fails to make such designation).  The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11.    Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.    Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

13.    Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.    Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

15.    Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16.    Governing Law.  This is a California contract and shall be construed under and be governed in all respects by the laws of California for contracts to be performed in that State and without giving effect to the conflict of laws principles of California or any other State.  In the event of any alleged breach or threatened breach of this Agreement, the Executive hereby consents and submits to jurisdiction in the State of California.

17.    Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

PriceSmart, Inc.

By:	/s/ Francisco Velasco
Name:	Francisco Velasco
Title:	Executive Vice President, General Counsel

/s/ Sherry Bahrambeygui
Sherry Bahrambeygui